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                                                                   EXHIBIT 10.14

William A. Roskin
Senior Vice President
Human Resources and Administration
212-258-6230

                                                                    May 12, 1997

Mark Gilman                                                               VIACOM
Vista Point at The Valley
723 Cowboys Parkway #3065
Irving, Texas  75063


Dear Mark:


     This is to confirm our conversation last Thursday that the Company has agreed to provide the package of financial and other benefits set forth below. To the extent necessary, this letter constitutes an amendment to your employment agreement dated December 16, 1996 (your "Employment Agreement") with Blockbuster Entertainment Group ("Blockbuster").

     1.  Salary.  Your Salary will be increased to Three Hundred Fifteen
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Thousand ($315,000) per annum, effective May 1, 1997.

     2.  Special Bonus.  In addition to your STIP bonus, you will receive a
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special bonus in the amount of One Hundred Forty Thousand Dollars ($140,000)
(less applicable deductions and withholdings) in two equal installments, the first payable on or about May 23, 1997 and the second on or about November 1, 1997.

     3.  Mitigation.  In the event that you elect to terminate your employment
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for "Good Reason" or Blockbuster terminates your employment "without cause" (as such terms are defined in your Employment Agreement), you will not be required to mitigate your salary, bonus compensation and car allowance payments by seeking other employment or otherwise, and the amount of such payments will not be reduced by any compensation earned by you from a third party for eighteen
(18) months after such termination of your employment.
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Mark Gilman
May 12, 1997
Page 2



     4.  1997 Stock Option Grant.  We will request that the Compensation
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Committee of the Board of Directors award you, on May 29, 1997, stock options under the Company's 1997 Long-Term Management Incentive Plan for 25,000 shares of Class B Common Stock, which amount, in light of the Company's announced intention to provide a double grant in 1997, will be increased to 50,000 shares. Your 1997 grant will be on the same terms (with respect to exercise price, vesting and term) as the 1997 grants to the Company's senior executives. The doubling of your 1997 stock option grant may represent an advance of your annual grant for 1998 into 1997.

     5.  Blockbuster Stock Options.  The Company intends to issue letter stock
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which tracks Blockbuster's performance (the "Blockbuster Stock") in an initial public offering. Assuming that the Company issues the Blockbuster Stock, you will receive stock options with respect to the Blockbuster Stock issued at fair market value (at the time of grant), with an aggregate exercise price equal to $2 million. To illustrate, if the Blockbuster Stock were issued to the public (exclusive of underwriting commissions and offering expenses) for $20 per share, you would receive stock options for 100,000 shares of Blockbuster Stock.

     Of course, you should feel free to call me with any questions.


                                                     Sincerely yours,


                                                     /s/ William A. Roskin
cc:  Tom Dooley